For Immediate Release

Company Contact:	David Weinberg Chief Operating Officer Fred Schneider Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100

Investor Relations:	Andrew Greenebaum Integrated Corporate Relations (310) 954-1100

SKECHERS ANNOUNCES RECORD FIRST QUARTER 2007 SALES AND EARNINGS

• Net Sales Increase 24.3 Percent to $344.9 Million
• Net Earnings Increase of 44.0 Percent to $23.9 Million
• Diluted Earnings Per Share Rise 36.8 Percent to $0.52

MANHATTAN BEACH, CA. – April 25, 2007 – SKECHERS USA, Inc. (NYSE:SKX), a global leader in lifestyle footwear, today announced financial results for the first quarter ended March 31, 2007.

Net sales for the first quarter of 2007 rose 24.3 percent to $344.9 million as compared to net sales of $277.6 million for the first quarter of 2006. Net earnings for the quarter were $23.9 million versus net earnings of $16.6 million for the first quarter of 2006. Diluted earnings per share were $0.52 on 46,803,000 weighted average shares outstanding versus diluted earnings per share of $0.38 on 45,395,000 weighted average shares outstanding for the first quarter of 2006.

“We are very pleased with our first quarter 2007 top-line results of more than $344 million in net sales, which represent the highest quarterly revenues in our 15-year history,” stated Fred Schneider, chief financial officer of SKECHERS. “We are also pleased with our record net earnings, which improved by 44 percent for the quarter, and believe we can further capitalize on our momentum in the marketplace to continue to show improvements in our quarterly earnings for the balance of the year.”

Gross profit for the first quarter of 2007 was $149.0 million compared to $118.4 million for the first quarter of last year. Gross margin was 43.2 percent for the first quarter of 2007 up approximately 50 basis points compared to 42.7 percent for the first quarter of 2006.

“Our company’s record first quarter net sales are a result of double-digit sales increases across all of our revenue channels: domestic wholesale, domestic and international retail, our international subsidiaries and distributors, and e-commerce,” began David Weinberg, SKECHERS’ chief operating officer. “The sales were driven by the continued strength of our trend-right SKECHERS product, and the growth of our fashion and street brands domestically and the launch of these brands overseas.”

Robert Greenberg, the Company’s chief executive officer, commented: “SKECHERS was built on our mantra of ‘unseen, untold, unsold.’ Through a combination of consistent and pervasive advertising, designing and developing trend-right product, and then following up with more marketing support, we have developed a globally recognized brand, and grown to be a billion dollar-plus lifestyle company. We are pleased that these efforts have resulted in our key SKECHERS lines continuing to grow globally, and our fashion and street brands gaining a stronger foothold in the U.S. Our new SKECHERS and fashion and street lines were also embraced by consumers: SKECHERS Cali and Zoo York, both of which were introduced late last year, had strong sell-throughs in the first quarter. Additionally, Cali Gear by SKECHERS and Avirex both launched in the first quarter and saw strong acceptance in the market. We are also pleased with the initial acceptance of our fashion and street lines internationally as they have begun selling abroad. All of our 10 brands are supported with multiple marketing mediums – which may include print, outdoor and television advertising, and are positively impacted by the power of celebrities – including Ashlee Simpson, JoJo, Terrence Howard and NaS. SKECHERS is already a global brand, but we feel there is potential to further grow its presence and penetrate additional markets around the world. And with our fashion and street brands, we are just scratching the surface. As a product and marketing driven company, we plan to continue to support our brands with increased advertising in the second quarter to capitalize on our growth and position us well for the third quarter when we plan on taking a more moderate approach to increasing our advertising spend. We believe there is much more to be seen, told and sold.”

Mr. Weinberg added: “We believe the sales momentum we are seeing will continue into the second quarter based on key indicators including our double-digit backlog and strong retail comp sales. While we are projecting our second quarter sales to be a new quarterly record and are encouraged by our key indicators as well as strong shipments in April, we do believe the greater opportunity is in the third quarter when our back-to-school shipments may shift from June into July as they have done previously. We are gearing up for our continued growth with improvements in our infrastructure, additional marketing and fresh product.”

The Company now expects second quarter 2007 net sales to be in the range of $350 million to $360 million and diluted earnings per share in the range of $0.41 to $0.46. It is important to note, however, that historically SKECHERS’ back-to-school shipping period occurs in June and July over both its second and third quarters, which has caused sales to shift between the two quarters; the timing of when goods ship is determined by the delivery schedules set by the Company’s wholesale accounts. The Company would also like to note that embedded in its guidance are some important assumptions regarding expenses. As previously discussed, when the Company approaches $1.3 to $1.4 billion, it expected it would need to make necessary investments in its infrastructure to support its increased scale. These investments are in a variety of areas such as warehousing and distribution, retail due to accelerated store openings, research and development in China, sourcing, personnel, and other areas. Also a factor is the Company’s selling expenses for the second quarter; management believes advertising expense will be up approximately $8 million over last year’s second quarter.

Note that statements made by Mr. Greenberg, Mr. Weinberg, and Mr. Schneider as well as other statements included in this press release, may involve future goals and targets based upon current expectations. These comments, including those about guidance, are forward looking and actual results may differ materially.

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of footwear for men, women and children under the SKECHERS name, as well as 10 uniquely branded names. SKECHERS footwear is available in the United States via department and specialty stores, company-owned SKECHERS retail stores and its e-commerce website, as well as in over 100 countries and territories through the company’s global network of distributors and Canadian and European subsidiaries. Please visit www.skechers.com or call the company’s information line at 877-INFO-SKX.

This announcement may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or simply state future results, performance or achievements of the Company, and can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international, national and local general economic, political and market conditions; intense competition among sellers of footwear for consumers; changes in fashion trends and consumer demands; popularity of particular designs and categories of products; the level of sales during the spring, back-to-school and holiday selling seasons; the ability to anticipate, identify, interpret or forecast changes in fashion trends, consumer demand for our products and the various market factors described above; the ability of the Company to maintain its brand image; the ability to sustain, manage and forecast the Company’s growth and inventories; the ability to secure and protect trademarks, patents and other intellectual property; the loss of any significant customers, decreased demand by industry retailers and cancellation of order commitments; potential disruptions in manufacturing related to overseas sourcing and concentration of production in China, including, without limitation, difficulties associated with political instability in China, the occurrence of a natural disaster or outbreak of a pandemic disease in China, or electrical shortages, labor shortages or work stoppages that may lead to higher production costs and/or production delays; changes in monetary controls and valuations of the Yuan by the Chinese government; increased costs of freight and transportation to meet delivery deadlines; violation of labor or other laws by the Company’s independent contract manufacturers, suppliers or licensees; potential imposition of additional duties, tariffs or other trade restrictions; business disruptions resulting from natural disasters such as an earthquake due to the location of the Company’s domestic warehouse, headquarters and a substantial number of retail stores in California; changes in business strategy or development plans; the ability to attract and retain qualified personnel; the disruption, expense and potential liability associated with existing or unanticipated future litigation; and other factors referenced or incorporated by reference in the Company’s Form 10-K for the year ended December 31, 2006. The risks included here are not exhaustive. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of the Company’s future performance.

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SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 31,	December 31,
	2007	2006
ASSETS

Current Assets:
Cash and cash equivalents	$115,315	$160,485
Short-term investments	61,500	60,000
Trade accounts receivable, net	223,043	177,740
Other receivables	8,124	8,035

Total receivables	231,167	185,775

Inventories	169,052	200,877
Prepaid expenses and other current assets	16,894	15,321
Deferred tax assets	9,490	9,490

Total current assets	603,418	631,948

Property and equipment, at cost less accumulated depreciation and amortization	88,581	87,645
Intangible assets, less applicable amortization	392	633
Deferred tax assets	11,984	11,984
Other assets, at cost	4,869	4,843

TOTAL ASSETS	$709,244	$737,053

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Current installments of long-term borrowings	$413	$576
Accounts payable	110,993	161,150
Accrued expenses	18,310	19,435

Total current liabilities	129,716	181,161

Long-term borrowings, excluding current installments	16,747	106,805

Stockholders’ equity	562,781	449,087

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$709,244	$737,053

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
Net sales	$344,896	$277,565
Cost of sales	195,857	159,190

Gross profit	149,039	118,375
Royalty income, net	1,201	994

	150,240	119,369

Operating expenses:
Selling	26,841	20,187
General and administrative	85,984	71,933

	112,825	92,120

Earnings from operations	37,415	27,249

Other income (expense):
Interest, net	847	(459)
Other, net	(22)	206

	825	(253)

Earnings before income taxes	38,240	26,996
Income tax expense	14,340	10,398

Net earnings	$23,900	$16,598

Net earnings per share:
Basic	$0.54	$0.41

Diluted	$0.52	$0.38

Weighted average shares:
Basic	43,951	40,306

Diluted	46,803	45,395